EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2018, with respect to the consolidated financial statements included in the Annual Report of Cartesian, Inc. on Form 10-K for the 52-week period ended December 30, 2017. We consent to the incorporation by reference of said report in Registration Statements of Cartesian, Inc. on Forms S-8 (File No. 333-37304, File No. 333-74940, File No. 333-114979, File No. 333-123948, File No. 333-137869, File No. 333-158500, File No. 333-187619, File No. 333-195046, File No. 333-203407 and File No. 333-207136) and on Form S-3 (File No. 333-198093).

/s/ GRANT THORNTON LLP

KANSAS CITY, MISSOURI

March 30, 2018